Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BOFI HOLDING, INC.
(a Delaware corporation)

Pursuant to the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware, the undersigned does certify as follows:
1. The first paragraph of Article IV of the Certificate of Incorporation of BofI Holding, Inc. is amended and restated in its entirety to read as follows:
“The total number of shares of stock of all classes which the corporation shall have authority to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock having a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock having a par value of $0.01 per share.”
2. The foregoing amendment was duly adopted by the directors of the corporation and by the holders of at least a majority of the outstanding shares of stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, BofI Holding, Inc. has caused this certificate to be signed by its Secretary on this 25th day of October, 2013.

/s/ Angela Lopez
Name:	Angela Lopez
Title:	Secretary